Exhibit 14.1

CODE OF BUSINESS CONDUCT AND ETHICS

Message from the CEO

At Principia, we are dedicated to bringing important novel therapies forward that improve patients’ lives, the hallmark of success for our business in the biopharmaceutical industry. With that focus on people and patients, how we achieve our success is as important as what we achieve!

We are committed to maintaining the highest standards of business and professional conduct and integrity. Our colleagues, external partners, regulators, customers, and the patients we hope to serve, expect us to operate with these high standards. This Code of Business Conduct and Ethics (the “Code”) outlines our values and expectations and should be used as a tool by everyone in the company, regardless of role, to help us guide the decisions we make every day.

We pledge to foster an open-door environment, and we need you to speak up if you ever have questions about the right thing to do or feel that this Code is being violated.  Talk with your manager or with anyone in my leadership team. You may also share concerns anonymously through our hotline, the COMET-line.

At a minimum, we will:

•	Maintain and adhere to the highest ethical standards
•	Comply with all federal, state and local laws and regulations, as well as all company policies and procedures, including this Code
•	Foster a diverse and inclusive work environment that ensures everyone is treated with respect and dignity
•	Avoid any and all conflicts of interest, and the appearance of such
•	Keep property, resources and information secure, including non-public customer, shareholder, company and employee information
•	Promptly report any ethical concerns to the appropriate persons, as specified in this Code
•	When in doubt, ask!

Thank you for your commitment to Principia and to our mission, and especially for conducting yourself with the highest standards of ethics and integrity.

Martin Babler

President and CEO

COMET-line: (877) 221-5401 and http://www.openboard.info/PRNB/

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CODE OF BUSINESS CONDUCT AND ETHICS

Compliance with Laws and High Ethical Business Standards

Principia (or the “Company”) expects all of its directors, officers and employees, wherever located and regardless of function, to conduct all activities in accordance with our high standards of honesty and ethics and in compliance with the laws, regulations, and written directives everywhere we do business. This expectation also extends to third party contractors who conduct certain activities on our behalf. When used in this Code, “employees” includes all individuals covered by the Code as described above.

Employees are expected to be familiar with the basic legal requirements that apply to their respective functions or services. This Code is supported by Principia policies, SOPs, and Work Instructions which have been designed to provide specific guidance in particular areas. Every employee must be familiar with and follow these guidelines. Compliance is everyone’s responsibility.

COMET:  Our Compliance and Ethics Program

Principia has an established compliance program designed and implemented to ensure adherence to all relevant laws and regulations as well as ethics provisions of this Code. Our COMpliance and EThics program is named COMET and is overseen by the Executive Committee, the Chief Compliance Officer, and the Governance Committee of the Board of Directors. These individuals and groups are responsible for developing and enforcing COMET and our Code of Business Conduct and Ethics, including:

•	Ensuring an effective Compliance Program
•	Directing management focus to areas of our business that by their nature may present compliance risks
•	Ensuring that all Principia employees are appropriately trained on this Code and the policies of the Company that support it
•	Assessing whether the goals and principles of our Code of Business Conduct and Ethics are being upheld
•	Fostering an “open-door” environment where questions or concerns related to conduct and ethics can be appropriately addressed
•	Ensuring that Principia’s undertakings to governments and regulators are followed
•	Directing investigations of any alleged violation of this Code
•	Ensuring that appropriate actions are taken if there is a substantiated violation
•	Defining and driving whatever compliance initiatives may be necessary, and
•	Championing a culture of compliance throughout the Principia organization.

Functional and department leaders are responsible for fostering a culture of compliance, leading by example, and ensuring the spirit and letter of this Code are followed.

CODE OF BUSINESS CONDUCT AND ETHICS

Understanding and Complying with Laws and Regulatory Requirements

We expect employees to understand the requirements applicable to their functions and areas of responsibility. While we do not expect all of our employees to know the details of the underlying laws and regulations, we do expect you to understand, know and comply with the relevant policies, SOPs and Work Instructions which are based on those laws and regulations.  We provide initial and periodic training in a variety of ways, including live and online sessions. We also expect our employees to use the resources we make available to them and to ask when in doubt.

Honesty with Regulators and Other Government Officials

Principia is subject to many domestic and international laws, regulations, and guidelines. Particular care must be taken to ensure that no inaccurate, incomplete, or misleading reports, certifications, claims, or statements are made to any government agency or official. When dealing with government officials and employees, Principia employees should avoid even the appearance of impropriety. Any activity, anywhere in the world, that could be perceived as an attempt to improperly influence or mislead government officials to obtain favorable treatment or for any other purpose is strictly prohibited. Local custom or common practices are not a basis for permissible activity.

Maintenance of Corporate Books, Records, Documents and Accounts

All Principia records must be prepared accurately, truthfully, and in a timely manner. The making of false or misleading entries in any Principia record is strictly prohibited.

Financial activities are to be recorded in compliance with all applicable laws and accounting practices. All employees must cooperate fully with the Finance Department, as well as our independent public accountants, and provide complete and accurate information to them to help ensure that all of Principia’s financial books, records and reports are accurate.

Similarly, our research and development records form the basis of government and non-government decisions regarding the development and approval of our products.  Accordingly, they must be complete, accurate, and recorded in accordance with all applicable laws and regulations.

Public Disclosure and Communications

We are committed to full, fair, accurate, timely, and understandable disclosure in reports and documents we file with the U.S. Securities and Exchange Commission (SEC) and in other public communications. Only authorized officers of the Company may make public disclosures.

In support of this commitment, each officer and employee must (a) follow Principia’s various policies dealing with external communications, (b) maintain complete and accurate records, and (c) not knowingly misrepresent, or cause others to misrepresent, facts about Principia to anyone.

Science, Clinical Program and Approved Product Communications

It is Company policy to communicate about our science, clinical programs and approved products in a factual and informative manner. All such communications must be consistent with applicable regulations.

CODE OF BUSINESS CONDUCT AND ETHICS

Medical information and promotional materials disseminated by Principia or by others on Principia’s behalf must accurately and fairly describe the Company’s science, clinical programs and/or approved products and not be false, misleading or deceptive. It is also Company policy to use only medical, sales and marketing programs and materials that have been approved in accordance with Company procedures.

Confidential, Private, and Proprietary Information

The protection of confidential business information and trade secrets is vital to the interests and success of Principia. Such information should not be shared, unless it is necessary to do so in the performance of a job or activity, and such sharing is covered by a confidentiality agreement.

As an employee, officer or director of Principia, you may learn of information about Principia, or about third parties that have shared information with Principia under confidentiality agreements, that is confidential and proprietary. You also may learn of information before that information is released to the general public. Employees who have received or have access to confidential information should take care to keep this information confidential. Confidential information includes non-public information that might be of use to competitors or harmful to Principia or its customers if disclosed, such as business plans, scientific and technical strategies, financial information, information related to the Principia’s research platform, data and results, inventions, works of authorship, trade secrets, processes, conceptions, formulas, patents, patent applications, licenses, suppliers, manufacturers, customers, market data, personnel data, personally identifiable information pertaining to our employees, trial participants, customers or other individuals (including, for example, names, addresses, telephone numbers and social security numbers), and similar types of information provided to us by our customers, suppliers and partners. This information may be protected by patent, trademark, copyright and trade secret laws.

Acquiring proprietary information from others through improper means, possessing trade secret information that was improperly obtained, or inducing improper disclosure of confidential information from past or present employees of other companies is prohibited, even if motivated by an intention to advance our interests.

All employees are required to sign an Employee Proprietary Information and Inventions Agreement promising they will not divulge Principia’s proprietary information or material outside of Principia and that the ideas, inventions, products, and processes developed while working for Principia are the property of Principia.

Protection of Personal Information

Principia is committed to the lawful stewardship of personal information that is collected, stored and used by the company. We respect personal privacy. In addition to confidentiality requirements, Principia employees are also obligated to respect privacy-related state and federal laws and regulations in the U.S. and, as applicable to Principia, outside the U.S. Principia is committed to ensuring these protections are extended to any third-parties providing services to our Company or conducting business on Principia’s behalf; the Company may terminate any services that violate our policies.

CODE OF BUSINESS CONDUCT AND ETHICS

Insider Trading

Employees who have access to confidential (or “inside”) information are not permitted to use or share that information for stock trading purposes or for any other purpose except to conduct our business. All material, nonpublic information about Principia or about companies with which we do business is considered confidential information. To use material, nonpublic information in connection with buying or selling securities, including “tipping” others who might make an investment decision on the basis of this information, is both unethical and illegal. Employees must exercise the utmost care when handling material inside information and must keep such information confidential unless and until that information is released to the public through approved channels (usually through a press release, an SEC filing or a formal communication from a member of senior management). Please refer to the Principia’s Insider Trading Policy for more detailed information.

Antitrust, Competitive Practices and Interactions with Competitors

Antitrust laws are designed to protect the competitive process. These laws are based on the premise that the public interest is best served by competition and will suffer from illegal agreements or collusion among competitors. Principia will, at all times, uphold the principles of free and open competition.  We will not enter any agreement that improperly restrains competition. We will not share with any competitor information relating to Principia prices or pricing policies or any other competitive information. We will not conduct competitive intelligence practices that are unlawful or unethical.

Certain kinds of information, such as pricing, production and inventory, should not be exchanged with competitors, regardless of how innocent or casual the exchange may be and regardless of the setting, whether business or social, direct or incidental.

Giving and Receiving of Business Gifts and Entertainment

The giving and receiving of business gifts and entertainment is meant to create goodwill and sound working relationships and not to gain improper advantage with customers, facilitate approvals from government officials or allow Principia employees to take advantage of the Company’s business relationships for their own personal gain.  Every employee is expected to exercise good judgment.

An employee with questions regarding the appropriateness of giving or receiving a gift or entertainment should seek guidance from their manager, the Legal Department, or one of our Compliance Officers.

These principles apply to our transactions everywhere in the world, even where the practice is widely considered “a way of doing business.”  Employees should not accept gifts or entertainment that may reasonably be deemed to affect their judgment or actions in the performance of their duties.  Our customers, suppliers and the public at large should know that our employees’ judgment is not for sale.

Under some statutes, such as the U.S. Foreign Corrupt Practices Act, giving anything of value to a government official to obtain or retain business or favorable treatment is a criminal act subject to prosecution and conviction.  Discuss with your supervisor or one of our Compliance Officers any proposed entertainment or gifts if you are uncertain about their appropriateness.

CODE OF BUSINESS CONDUCT AND ETHICS

In addition, Principia strictly prohibits providing any gifts or entertainment as inducements to any health care provider and any other person or entity in a position to influence the design or conduct of research studies, prescribe, purchase, recommend, refer or arrange for the purchase, sale, or formulary placement of Principia approved products, or to develop clinical practice guidelines relevant to Principia approved products.

Meals and Entertainment

Excluding interactions with health care providers or anyone who can recommend the prescription of one of our products, the exchange, as a normal business courtesy, of meals or entertainment (such as dinner, tickets to a game or the theatre or a round of golf) is a common and acceptable practice as long as it is not extravagant. Meals and business entertainment cannot be offered, provided, sought or accepted by any employee unless they are within reasonable and customary limits and not (i) susceptible of being construed as a bribe or kickback, (ii) made or received on a regular or frequent basis, or (iii) in violation of any laws.  The appropriateness of an invitation for a meal or entertainment that is more than modest should be directed to one of the Compliance Officers for an evaluation.  For clarity, a single meal or a single entertainment that can reasonably be expected to cost more than $100 per person is considered to be more than modest for purposes of this Code.

Gifts, Services and Favors

Principia follows procedures to ensure that employees exercise appropriate judgment and diligence in the choice of business partners. All Principia purchases and awards of subcontract in every country where Principia operates must be made strictly on the basis of quality, suitability, service, price and efficiency.  Failure to follow these principles may be a violation of laws, including, but not limited to, the Foreign Corrupt Practices Act.

Each Principia employee is expected to deal fairly with our customers, suppliers, employees and anyone else with whom we have contact in the course of business. Be aware that the Federal Trade Commission Act provides that “unfair methods of competition in commerce, and unfair or deceptive acts or practices in commerce, are declared unlawful.” It is a violation of the Federal Trade Commission Act to engage in deceptive, unfair or unethical practices and to make misrepresentations in connection with sales activities.

Employees may not offer, provide, seek or accept, directly or indirectly, any service, favor, or gift from any outside person or entity that does business with, seeks to do business with, or is a competitor of, the Company, unless (a) it is not susceptible of being construed as a bribe or kickback, (b) it is not in violation of any laws, (c) acceptance could not reasonably influence or reasonably appear to influence the employee’s business judgment and (d) the service, favor, or gift has a value of less than $100 (and never cash). Exceptions  must be approved by both the employee’s manager and one of our Compliance Officers.  Gifts from vendors should be shared with other Principia employees to the extent possible.

CODE OF BUSINESS CONDUCT AND ETHICS

Conflicts of Interest

Avoiding Conflicts of Interest

Employees must avoid any relationship or activity that might affect, or even appear to affect, their ability to make objective and fair decisions when performing their duties for Principia, and must at all times be free from any influence that might conflict with the interests of Principia.

A conflict of interest may arise when:

•	You allow a personal or outside interest to interfere with or influence the performance of your duties;
•	You make a decision or engage in conduct that is not in the best interest of Principia;
•	Your responsibilities at Principia involve you in a matter that creates or may create a personal or financial interest or opportunity for you, or your family or friends;
•	You are asked to be on the Board of, or to perform services for or assist, any entity that is a competitor or vendor of Principia.

Determinations regarding Potential Conflicts

Determining whether a conflict of interest exists is not always easy to do.    Before engaging in any activity, transaction or relationship that may give rise to a conflict, or if you are unsure whether a conflict may exist, you must seek review from your manager as well as one of our Compliance Officers.  The Compliance Officers are responsible for determining whether there is in fact a conflict of interest and will recommend appropriate actions. Determinations by the Compliance Officers related to potential conflicts related to Section 16 officers are to be reported to the next meeting of the Governance Committee of the Board.  Any waiver is to be handled in accordance with the waiver provisions below.

Corporate Opportunities

You may not take personal advantage of opportunities for the Company that are presented to you or discovered by you as a result of your position with us or through your use of corporate property or information, unless authorized by your supervisor, the Compliance Officer or the Governance Committee. Even opportunities that are acquired privately by you may be questionable if they are related to our existing or proposed lines of business. Significant participation in an investment or outside business opportunity that is directly related to our lines of business must be pre-approved. You may not use your position with us or corporate property or information for improper personal gain, nor should you compete with us in any way.

Investments

Employees are not prohibited from investing in entities that are potential or current competitors or suppliers to Principia; however, such investments may constitute only a small fraction of the employee’s overall investment portfolio, and may never represent an interest that is greater than 5% of such company. Further, such investments may require the investing employee to recuse himself or herself from any future business dealings between Principia and the company in which the employee is invested.

CODE OF BUSINESS CONDUCT AND ETHICS

Trading in such companies based on confidential information obtained in the course of Principia business activities, such as advisory boards, is prohibited. As noted above, any significant participation in an investment or outside business opportunity must be pre-approved.

Board Memberships

Employees are not prohibited from serving as a civic or charitable board member, or trustee, provided that the time commitment does not interfere with your job duties. However, if the group focuses on a disease area for which a Principia product is being developed, you need to obtain prior approval.

Serving on the Board of a for-profit entity requires the pre-approval of our CEO and one of our Compliance Officers, and employees may not serve on the board of a competitor or vendor of Principia or any entity that has an adverse relationship to Principia.

If Principia’s President and Chief Executive Officer or the Board of Directors, in their sole discretion, determine that an employee’s service as a director or trustee adversely affects the performance of his/her duties for Principia, he/she may be asked to resign from such service.

All Principia employees, except the Company’s President and Chief Executive Officer, may seek conflict of interest determinations from one of the Compliance Officers. If the employee is a Section 16 officer of Principia, approval to sit on the board of a for-profit healthcare company must be obtained from the Board of Directors.  If the Compliance Officer reasonably believes that the position presents a potential conflict and requires a waiver from this Code, the Compliance Officer must submit the matter to the Company’s Board of Directors as provided below in the “Approvals and Waivers” section. The President and Chief Executive Officer of the Company must seek conflicts determinations and, if necessary, approvals and waivers directly from the Principia Board of Directors.

Outside Consulting and Employment

Employees who are not Section 16 officers may, with the permission of the officer in charge of your department, provide limited services as a consultant or otherwise to another entity, if such activity does not conflict with the interests of Principia. Section 16 officers, except the President and Chief Executive Officer, must discuss all such outside employment and consulting opportunities with a Compliance Officer for determination. The President and Chief Executive Officer must present all such opportunities directly to the Board of Directors for determination and, if necessary, waiver. Employees may not solicit business on Principia premises or while working on Principia time. Employees are not permitted to use Principia materials or proprietary information for any outside work, and may make only nominal and minimal use of Principia’s facilities and equipment for such purposes. In general, such outside work should not interfere with the employee’s regular work duties during Principia’s normal business hours.

If an employee serves as a consultant or as a corporate, civic or charitable director or trustee (with prior approval, when such approval is required), the employee has the duty and obligation to take any and all reasonable steps to avoid creating the appearance of a conflict, as would be judged by a reasonable person who is experienced in our business.

CODE OF BUSINESS CONDUCT AND ETHICS

Employing Multiple Family Members

It is not against our policies for more than one family member to work for Principia. However, no family member should be employed in a position that reports to another family member (anywhere in the same management line) or works within another family member’s line of authority. Also, an employee should never make or be involved in any promotion decision or any other significant decision or action involving the employment of a member of his or her family.

Company Assets

Principia’s assets should be used for Principia business only.

Upon termination of employment with Principia, each employee shall return to and not take from Principia any Principia property, including, but not limited to: (a) any inventory, material, supply, communication, correspondence, document or product; (b) any idea, invention, and/or process that was developed while working for Principia; (c) any form of reproduction or copy of any of (a) or (b) above, including without limitation any electronic (e.g., email) versions; and/or (d) any proprietary or confidential property or information of Principia as defined in Principia's Proprietary Information and Inventions Agreement.

Media and Publicity

It is our policy to disclose material information concerning the Company to the public only through specific limited channels to avoid inappropriate publicity and to ensure that all those with an interest in the company will have equal access to information. All inquiries or calls from the press and financial analysts should be referred to the CEO, CFO, CMO or VP Communications. We have designated our CEO, CFO, CMO and VP Communications as our official spokespersons for financial, scientific, clinical, technical and other related information. Unless the CEO and the CFO have specifically designated other Company employees to speak on behalf of the Company, these designees are the only people who may communicate with the press on behalf of the Company. No employee may provide any information to the media about the Company off the record, for background, confidentially or secretly.

Political Contributions

In countries where corporations are prohibited from making any direct or indirect contributions or expenditures in connection with elections or political activities, contributions, if any, may only be made on a personal basis, not on behalf of the Company, and reimbursement must not to be sought from the Company, directly or indirectly.

International Business

All employees are expected to comply with the laws in all countries in which they operate permanently, temporarily, or incidentally. In some countries certain laws prohibiting particular conduct may not be enforced in practice, but this will not excuse non-compliance. All employees also must comply strictly with U.S. laws and regulations applicable to the conduct of business outside the United States.

CODE OF BUSINESS CONDUCT AND ETHICS

Environment, Safety and Sustainability

Principia is committed to a safe environment and to taking sound environmental actions. Principia strives to comply fully with all environmental and safety laws and regulations.

It is our policy to conduct our business in an environmentally responsible and sustainable way that minimizes environmental impacts and promotes the sustainable use of resources. We are committed to bringing our novel chemistry to patients. We are equally committed to minimizing the use of any substance or material that may cause environmental damage, reducing waste generation and disposing of all waste through safe and responsible methods, minimizing environmental risks by employing safe technologies and operating procedures, and being prepared to respond appropriately to accidents and emergencies.

Approvals and Waivers

Except as otherwise provided in this Code, the Board of Directors or the Governance Committee must review and approve any matters requiring special permission under this Code for a Section 16 officer or a member of the Board of Directors.  Except as otherwise provided in this Code, the Chief or Deputy Compliance Officer must review and approve any matters requiring special permission under this Code for any other employee, consultant, contractor or other agent.

A “waiver” of this Code is defined by the SEC as the approval by the Company of a material departure from a provision of its code of ethics.

Principia's CEO, on behalf of Principia, and with advice of Legal, the Compliance Officer and/or the Board, may waive the requirements of this Code in writing on a case-by-case basis. Each such waiver shall be promptly disclosed if required by law or regulation, along with the reasons for the waiver.

Any waiver of this Code for Section 16 officers or a member of the Board of Directors may be authorized only by the Principia Board of Directors or, to the extent permitted by the rules of The Nasdaq Stock Market and Principia’s Corporate Governance Guidelines, a committee of the Board of Directors, and will be disclosed as required by applicable laws, rules and regulations.

Reporting Concerns and Potential Violations

Every employee has a responsibility to report any potential misconduct, including, but not limited to: discrimination, harassment, and violations of Principia’s policies concerning: (a) accounting, (b) internal accounting controls, (c) disclosure controls or auditing matters, (d) illegal activities in any and all countries in which Principia operates, (e) fraud, (f) abuse of Principia’s assets, (g) violations of the standards in this Code of Business Conduct and Ethics, and (h) violations of Principia’s compliance program.

If you believe but are not certain that misconduct or an improper activity may have occurred, you are encouraged to discuss your concern with one of our Compliance Officers, with Legal or any member of the Executive Committee. This discussion will be kept confidential, consistent with conducting a thorough investigation.

CODE OF BUSINESS CONDUCT AND ETHICS

The Anonymous Tip Line has been set up so that all anonymous reports route directly to our Compliance Officers, Legal, and our Chief Financial Officer, who will inform the appropriate members of senior management and, if appropriate, members of the Board of Directors.

Anonymous reports that concern accounting and auditing matters, e.g., embezzlement; falsification of contracts, reports, or records; securities violations; and violations of other financial-related policies, will be routed to the Chief Financial Officer and the Chair of the Audit Committee of the Principia Board of Directors.

If you choose to identify yourself, your identity will be kept strictly confidential to the extent possible, consistent with conducting an effective investigation.

•	International: The Anonymous Tip Line is accessible from all countries.

COMET Line

Ethics and Compliance Hotline

Reports may be made anonymously in writing, or via Principia’s Anonymous Ethics and Compliance Hotline, which is operated by an outside vendor.

Via telephone:  The Anonymous Tip Line is available 24 hours a day, seven days a week, by phone 1(877) 221-5301; or

Via the Principia intranet:  http://www.openboard.info/PRNB/

Investigative Procedures: Upon learning of an allegation of misconduct, the Chief Compliance Officer or Legal Department will conduct a timely, full, and fair fact-finding to determine whether a violation has indeed occurred. Based on findings, the Chief Compliance Officer will seek advice and assistance from Legal, the Chief Financial Officer, the Board of Directors (or appropriate Board Committees), and/or outside counsel, as necessary.

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Addressing reports: Principia will treat any report of misconduct with respect and urgency in order to determine the appropriate course of action, including possible disclosure of any misconduct to stockholders or regulators. Circumventing these internal reporting procedures may cause serious damage to an individual and the Company.

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No retaliatory action will be taken against employees making good faith reports. Principia prohibits retaliation against any employee, officer or director who, in good faith, seeks help or reports known or suspected violations. Any reprisal or retaliation against an employee, officer or director because he or she, in good faith, sought help or filed a report will be subject to disciplinary action, including potential termination of employment.

CODE OF BUSINESS CONDUCT AND ETHICS

ACKNOWLEDGEMENT

I have read Principia’s Code of Business Conduct and Ethics, and I understand its contents.

I agree to comply fully with the standards, policies, and procedures contained in the Code and with Principia’s related policies and procedures. I commit to research, develop, market, sell, promote, and advertise our products in compliance with the written directives or requirements of all applicable federal, state and international laws. Furthermore, I understand that failure to uphold this commitment will negatively affect my performance evaluation and could result in disciplinary action, up to, and including, termination of my employment, as well as in legal sanctions against me and the Company.

I understand that the Company has a culture based upon our core values and expects all employees, officers and directors to behave according to those values, and to observe them, both internally and externally, in performing their daily tasks.

I acknowledge that the Code is a statement of policies for business conduct and does not, in any way, constitute an employment contract or an assurance of continued employment.

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